UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AETNA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
OF AETNA INC.
to be held on May 21, 2010
The date of this Supplement is May 7, 2010.
On April 12, 2010, Aetna Inc. (the “Company”) filed a Proxy Statement for its 2010 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Atlanta Marriott Marquis in Atlanta, Georgia, on Friday, May 21, 2010, at 9:30 a.m. Eastern time. The Company’s Board of Directors has fixed the close of business on March 19, 2010, as the record date for determination of the shareholders entitled to vote at the Annual Meeting or any adjournment thereof.
Proposal 3 in the Proxy Statement requests that the Company’s shareholders approve the Aetna Inc. 2010 Stock Incentive Plan (the “2010 Employee Plan”) to be effective as of May 21, 2010, the date of the Annual Meeting. The 2010 Employee Plan authorizes 13,000,000 of the Company’s common shares (“Common Stock”) to be used for equity compensation awards to employees of the Company and its affiliates.
The Company has decided to amend the 2010 Employee Plan to reduce the number of shares of Common Stock available for equity awards under the 2010 Employee Plan to 6 million shares from 13 million shares. The decrease in the number of shares of Common Stock authorized for equity compensation awards under the 2010 Employee Plan will reduce the potential dilutive impact of the 2010 Employee Plan on the Company’s shareholders compared to the original proposal.